Exelon Corporation Quarter Review

Exelon.
Q3 2019

GAAP Earnings $0.79 per share
Adjusted earnings of $0.92 per share*

We have met or beaten[1] the mid-point of our earnings guidance range for **17 of the past 19 quarters**

MILESTONES & RECOGNITION

Dow Jones Sustainability Index

Named to the Dow Jones Sustainability Index for the 14th year in a row and in the top 20% of North American companies in all industries

$20 million

Launched the Climate Change Investment Initiative to invest $20 million in startups in our service territories that are working on new technologies to reduce greenhouse gas emissions and mitigate climate change

EXC Nasdaq

Switched to Nasdaq and joined leading climate focused innovators

Volunteerism

50,000 hours

Employees donated nearly 50,000 volunteer hours in Q3 2019

STEM Academy

Hosted 180 young diverse women at three STEM Academies in Washington D.C., Philadelphia, and Chicago

OPERATIONAL METRICS

Exelon Utilities

- ComEd continued its top decile performance in SAIFI
- BGE, ComEd and PHI achieved top decile performance in Abandon Rate, while ComEd and PHI continued to perform in the top decile in Service Level
- BGE, ComEd and PECO recorded top decile performance in Customer Satisfaction
- PECO and PHI performed in top decile in Gas Odor Response

Exelon Generation.

Continued **best-in-class performance** across our generation fleet:

95.5%
Q3 2019 Nuclear Capacity Factor[2]

96.5%
Q3 2019 Renewables energy capture

97.5%
Q3 2019 Power dispatch match

39.2 TWhs
Owned and operated Q3 2019 nuclear production[2]

* For reconciliation of GAAP Net Income to Adjusted (non-GAAP) Operating Earnings, refer to the tables in our press release

(1) Non-GAAP Earnings are used for setting guidance and comparing to actual results

(2) Excludes Salem and EDF's equity ownership share of the CENG joint venture